EXHIBIT 99.3

UNAUDITED PRO FORMA
COMBINED CONDENSED STATEMENT OF OPERATIONS

The following unaudited pro forma combined condensed statement of operations for the year ended June 30, 2003 presents the combined results of operations of Southern Union Company (“Southern Union”) and Panhandle Eastern Pipe Line Company (“Panhandle”), including their respective subsidiaries, after giving effect to (i) Southern Union’s January 1, 2003 sale of Southern Union Gas Company and related assets, which we refer to as the Texas operations, for approximately $437 million (the “Texas Sale”), (ii) the June 2003 acquisition and restructuring of Panhandle ( the “Panhandle Acquisition and Restructuring”), (iii) the June 2003 offerings of $125 million of Equity Units and 10,925,000 shares of our common stock (the “June Offerings”), and (iv) Panhandle’s August 2003 tender offer to repurchase certain of its outstanding notes, the redemption of all of Panhandle’s outstanding debentures and the issuance of two new series of senior notes (the “2003 Panhandle Refinancing”).  In each case we assume that all such events had occurred on July 1, 2002, which is the beginning date for such period.

Southern Union’s fiscal year ends on June 30 and Panhandle’s fiscal year ends on December 31. The unaudited pro forma combined condensed statement of operations for the year ended June 30, 2003 has been prepared using comparable financial statement periods of Southern Union and Panhandle.  Panhandle’s compiled operating results for the period from July 1, 2002 to June 11, 2003 were calculated by adding the six-month period ended December 31, 2002 to the period from January 1, 2003 to June 11, 2003 and are unaudited. Southern Union’s historical statement of operations for the year ended June 30, 2003 is derived from its audited financial statements.  The historical statement of operations of Panhandle that appears in or was used for the unaudited pro forma combined condensed statement of operations includes certain reclassifications to conform to Southern Union’s presentation.  These reclassifications have no impact on net income.  The following unaudited pro forma combined condensed statements of operations have been prepared from, and should be read in conjunction with, these historical financial statements and related notes thereto.

The following unaudited pro forma combined condensed statement of operations is presented in accordance with the assumptions set forth below for purposes of illustration only and is not necessarily indicative of the results of operations that would have occurred if the Texas Sale, the Panhandle Acquisition and Restructuring, the June Offerings and the 2003 Panhandle Refinancing had been consummated at the beginning of the period for which they are being given effect, nor are they necessarily indicative of the future results of operations of Southern Union.  The unaudited pro forma combined condensed statement of operations does not contain any adjustments to reflect cost savings or other synergies anticipated as a result the Panhandle Acquisition and Restructuring.

UNAUDITED PRO FORMA

COMBINED CONDENSED STATEMENT OF OPERATIONS

For the twelve months ended June 30, 2003

			Pro Forma
	Historical Southern Union	Compiled Panhandle July 1, 2002 - June 11, 2003	Adjustments		Combined
	(in thousands, except shares and per share amounts)
Operating revenues	$1,188,507	$479,000	$3,607	(A)	$1,671,114
Cost of gas and other energy	(724,611)	—	—		(724,611)
Revenue-related taxes	(40,485)	—	—		(40,485)
Operating margin	423,411	479,000	3,607		906,018
Operating expenses:
Operating, maintenance and general	193,745	193,000	—		386,745
Depreciation and amortization	60,642	48,000	8,199	(B)	116,841
Taxes, other than on income and revenue	26,653	22,000	—		48,653
Total operating expenses	281,040	263,000	8,199		552,239
Net operating revenues	142,371	216,000	(4,592)		353,779
Other income (expenses):
Interest	(83,343)	(75,000)	15,933	(C)	(142,410)
Dividends on preferred securities	(9,480)	—	—		(9,480)
Other, net	18,394	(14,000)	15,112	(D)	19,506
Total other expenses, net	(74,429)	(89,000)	31,045		(132,384)
Earnings from continuing operations before income taxes and minority interest	67,942	127,000	26,453		221,395
Federal and state income taxes	24,273	49,000	10,052	(E)	83,325
Earnings from continuing operations before minority interest	43,669	78,000	16,401		138,070
Minority interest	—	(2,000)	—		(2,000)
Net earnings available for common shareholders from continuing operations	$43,669	$76,000	$16,401		$136,070
Net earnings available for common shareholders from continuing operations per share:
Basic	$0.76				$1.92
Diluted	$0.74				$1.87
Weighted average shares outstanding:
Basic	57,176,843		13,820,086	(F)	70,996,929
Diluted	59,017,861		13,820,086	(F)	72,837,947

See accompanying notes to Unaudited Pro Forma Combined Condensed Statement of Operations.

Notes to Unaudited Pro Forma Combined Condensed Statement of Operations

(A)                              Reflects an adjustment to operating revenues for the elimination of (i) equity losses attributable to Panhandle’s ownership in Centennial Pipeline, LLC (sold in February, 2003) of $4.6 million and (ii) revenue attributable to Guardian Pipeline, L.L.C. (ownership transferred to CMS Energy affiliated entity in March, 2003) of $1.0 million.

(B)                                Reflects amortization of the acquisition step-up of Panhandle for the period from July 1, 2002 to June 11, 2003 which is assumed to be allocable to property, plant and equipment and certain intangibles. Property, plant and equipment is amortized on a straight-line basis over a 30-year period and intangibles are amortized over a 20-year period based on the estimated useful lives of these assets.

(C)                                Reflects an adjustment to interest expense of (i) an increase of $3.6 million related to the Equity Units component of the June Offerings, (ii) a reduction of $17.1 million in interest savings and amortization of debt premiums associated with the 2003 Panhandle Refinancing, and (iii) a reduction of $2.4 million in interest expense on Southern Union’s other short-term borrowings resulting from reducing short-term borrowings with the net proceeds from the June Offerings.

(D)                               Reflects an adjustment to other, net of (i) $11.2 million of net intercompany interest income of Panhandle on the note receivable from a subsidiary of CMS Energy, for the period from July 1, 2002 to June 11, 2003 and (ii) the $26.2 million write-down of Centennial Pipeline, LLC recorded in December, 2002 by Panhandle.

(E)                                 Reflects the income tax effects at the 38% estimated statutory tax rate (federal and state) of the pre-tax pro-forma adjustments. Does not reflect any specific terms of the tax sharing agreement between Panhandle and Southern Union.

(F)                                 Reflects the issuance of (i) 10,925,000 shares of common stock in the June Offerings, (ii) 3,000,000 shares of common stock in connection with the Panhandle Acquisition and Restructuring and (iii) 696,250 shares of common stock in connection with the 5% common stock dividend paid in July 2003.  These shares were weighted averaged for the period from July 1, 2002 to June 11, 2003.